Exhibit 99.1

FTC Solar Announces Date of First Quarter 2021 Earnings Release and Conference Call; Comments on Supply Chain Environment

AUSTIN, Texas, May 17, 2021 – FTC Solar, Inc. (Nasdaq: FTCI), a global provider of solar tracker systems, technology, software and engineering services, today announced it will report its first quarter 2021 financial results before market open on Tuesday, June 8, 2021.

A conference call for members of the investment community will be held at 8:30 a.m. E.T. that same day, during which the Company will discuss its first quarter 2021 results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of the FTC Solar corporate website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

In advance of the call, FTC Solar President and Chief Executive Officer Anthony Etnyre today provided the following statement regarding the Company’s first quarter 2021 results and the current supply chain environment:

“We were pleased to become a publicly traded company last month, and we are now looking forward to providing our first quarter 2021 earnings results and sharing, for the first time, information about our business outlook moving forward.

“In advance of that discussion, we are certainly aware of meaningful concerns associated with increasing commodity costs, especially for steel, and increasing logistics costs for international imports. As discussed in detail in our IPO offering materials, FTC Solar is not immune to those pressures, and we have seen steel and logistics pricing continue to increase since that time. However, we are pleased to report that, during the first quarter of 2021, the financial impact of these factors on our performance was manageable. The impacts for first quarter of 2021 are primarily related to shifting a small amount of revenue from the first quarter into the second quarter as a result of a supplier production delay, as well as a small increase in expense reflecting the portion of additional logistics costs that were not passed through to customers.

“At FTC Solar we do not currently have any multi-project customer agreements with unprocured or unhedged steel liability.  It has been our strategy to lock in our commodity pricing on a project-by-project basis to align our commodity costs with the pricing we offer to customers. Earlier this year, we also expanded and reinforced our global supplier base that spans across 13 countries, improving our ability to procure all necessary supplies for existing and expected projects.

“While we did not see a significant impact on our business from these factors during the first quarter of 2021, we continue to monitor the global commodity and logistics environment.  In particular, while we expect that increased commodity and logistics costs will result in higher pricing for customers under their agreements with us, we continue to monitor the overall impact that these higher costs, along with higher costs for other solar project materials not sold by FTC Solar, for example modules,  will have on customers and their project-development timelines.  We are exploring additional opportunities to limit the impact of rising steel prices and commodity prices on our customers.  In the meantime, our contracted and awarded order volume has continued to grow, we continue to progress on implementation of our cost-reduction roadmap, and our balance sheet was recently strengthened by raising  approximately $181 million in the IPO and establishing  a $100 million revolver, each while holding no debt.  We believe we are further positioning ourselves to capitalize on the significant growth opportunities we see ahead.”

About FTC Solar, Inc.
Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward Looking Statements
This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward looking statements as a result of a number of factor, including those described in more detail in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein.

FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:
Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:
Scott Deitz
For FTC Solar
T: (336) 908-7759

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